EXHIBIT 99.2

VPI Holdings Corp. Consolidated Financial Statements Years Ended December 31, 2012 and 2011

The report accompanying these financial statements was issued by BDO USA, LLP, a Delaware limited liability partnership and the U.S. member of BDO International Limited, a UK company limited by guarantee.

VPI Holdings Corp. Consolidated Financial Statements Years Ended December 31, 2012 and 2011

VPI Holdings Corp.

Contents

Independent Auditor’s Report	2-3

Consolidated Financial Statements
Consolidated Balance Sheets	4-5
Consolidated Statements of Operations	6
Consolidated Statements of Stockholders’ Equity (Deficit)	7
Consolidated Statements of Cash Flows	8
Notes to Consolidated Financial Statements	9-23

Tel: 404-688-6841 Fax: 404-688-1075 www.bdo.com	1100 Peachtree Street NE, Suite 700 Atlanta, GA 30309

Independent Auditor’s Report

Board of Directors
VPI Holdings Corp.
Marietta, Georgia

We have audited the accompanying consolidated financial statements of VPI Holdings Corp., which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VPI Holdings Corp. and its subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Atlanta, Georgia
April 26, 2013

VPI Holdings Corp.

Consolidated Balance Sheets

December 31,	2012	2011
Assets
Current Assets
Cash and cash equivalents	$1,305,792	$3,174,021
Accounts receivable, net	20,871,530	9,453,977
Derivative financial instrument	1,826	36,383
Inventories, net	5,953,788	4,405,192
Prepaid and other current assets	650,763	400,325
Deferred income taxes (Note 9)	3,881,920	1,753,558
Total current assets	32,665,619	19,223,456
Other Assets
Goodwill (Note 3)	41,304,522	41,304,522
Intangibles, net (Note 3)	20,480,864	14,365,797
Deferred debt cost, net	1,740,005	712,680
Property and equipment, net (Note 2)	1,145,950	993,950
Total other assets	64,671,341	57,376,949

	$97,336,960	$76,600,405

VPI Holdings Corp.

Consolidated Balance Sheets

December 31,	2012	2011
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$3,071,103	$1,722,513
Compensation accrual	524,074	566,962
Accrued expenses	9,242,659	1,853,408
Chargeback and returns accrual	4,449,006	2,435,415
Current portion of long-term debt (Note 4)	2,750,000	1,312,500
Total current liabilities	20,036,842	7,890,798
Long-Term Liabilities
Deferred income taxes (Note 9)	3,278,800	214,892
Non-current portion of long-term debt (Note 4)	52,250,000	16,087,500
Total liabilities	75,565,642	24,193,190
Commitments and Contingencies (Note 8)
Stockholders’ Equity
Common stock, $0.01 par value; 1,200,000 shares authorized;
34,876 shares issued and outstanding at December 31, 2012
and 2011	349	349
Series A preferred stock, $0.01 par value; 430,000 shares
authorized; 422,900 shares issued and outstanding at
December 31, 2012 and 2011	4,229	4,229
Series B preferred stock, $0.01 par value; 76,500 shares
authorized; 76,500 shares issued and outstanding at
December 31, 2012 and 2011	765	765
Series C preferred stock, $0.01 par value; 25,000 shares
authorized; 25,000 shares issued and outstanding at
December 31, 2012 and 2011	250	250
Additional paid-in capital	21,765,725	52,494,471
Accumulated deficit	-	(92,849)
Total stockholders' equity	21,771,318	52,407,215
	$97,336,960	$76,600,405

The accompanying notes are an integral part of these consolidated financial statements.

VPI Holdings Corp.

Consolidated Statements of Operations

Years ended December 31,	2012	2011
Net Sales	$39,706,214	$21,546,939
Royalty Expense	4,315,555	364,641
Cost of Goods Sold	10,012,701	6,859,783
Gross profit	25,377,958	14,322,515
Selling, general and administrative expenses (Note 10)	12,239,211	6,087,293
Research and development expenses	2,971,172	2,297,243
Depreciation and amortization	5,344,178	3,857,273
Operating income	4,823,397	2,080,706
Other Income (Expense)
Interest expense (Note 4)	(2,319,254)	(1,792,740)
Interest income and other	579	4,983
Total other expense	(2,318,675)	(1,787,757)
Income Before Income Tax Benefit	2,504,722	292,949
Income Tax Provision	904,555	160,153
Net Income	$1,600,167	$132,796

The accompanying notes are an integral part of these consolidated financial statements.

VPI Holdings Corp.

Consolidated Statements of Stockholders’ Equity

Years ended December 31, 2012 and 2011
									Additional		Total
	Common Stock		Preferred A		Preferred B		Preferred C		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2010	33,076	$331	422,900	$4,229	76,500	$765	25,000	$250	$52,464,691	$(225,645)	$52,244,621
Compensation expense - restricted
stock	-	-	-	-	-	-	-		28,775	-	28,775
Compensation expense - stock
options	-	-	-	-	-	-	-		1,023	-	1,023
Restricted stock issuance	1,800	18	-	-	-	-	-		(18)	-	-
Net income	-	-	-	-	-	-	-		-	132,796	132,796
Balance, December 31, 2011	34,876	349	422,900	4,229	76,500	765	25,000	250	52,494,471	(92,849)	52,407,215
Compensation expense - restricted
stock	-	-	-	-	-	-	-	-	12,772	-	12,772
Compensation expense - stock options	-	-	-	-	-	-	-	-	40	-	40
Dividend paid	-	-	-	-	-	-	-	-	(30,741,558)	(1,507,318)	(32,248,876)
Net income	-	-	-	-	-	-	-	-	-	1,600,167	1,600,167
Balance, December 31, 2012	34,876	$349	422,900	$4,229	76,500	$765	25,000	$250	$21,765,725	$-	$21,771,318

The accompanying notes are an integral part of these consolidated financial statements.

VPI Holdings Corp.

Consolidated Statements of Cash Flows

Years ended December 31,	2012	2011
Cash Flows from Operating Activities
Net income	$1,600,167	$132,796
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	5,344,177	3,857,274
Noncash stock compensation	12,812	29,798
Noncash interest expense	288,869	341,272
Deferred income taxes	935,545	76,814
Changes in operating assets and liabilities:
Accounts receivable	(11,417,553)	(2,287,708)
Inventories	(1,548,597)	(1,163,016)
Prepaid expenses and other assets	(498,547)	(52,815)
Accounts payable and accrued expenses	10,708,544	1,572,286
Income tax payable	-	(29,213)
Net cash provided by operating activities	5,425,417	2,477,488
Cash Flows from Investing Activity
Capital expenditures	(589,514)	(470,511)
Purchase of product rights	(11,021,730)	-
Net cash used in investing activities	(11,611,244)	(470,511)
Cash Flows from Financing Activities
Cash dividend paid	(32,248,876)	-
Repayment of debt	(975,000)	(17,912,500)
Payment of debt financing costs	(1,033,526)	(1,093,483)
Proceeds from debt	38,575,000	18,000,000
Net cash provided by (used in) financing activities	4,317,598	(1,005,983)
Net Increase (Decrease) in Cash and Cash Equivalents	(1,868,229)	1,000,994
Cash and Cash Equivalents, beginning of year	3,174,021	2,173,027
Cash and Cash Equivalents, end of year	$1,305,792	$3,174,021
Supplemental Cash Flow Information
Cash paid for interest	$2,319,254	$1,414,737
Cash paid for income taxes	$20,700	$145,343

The accompanying notes are an integral part of these consolidated financial statements.

VPI Holdings Corp.

Notes to Consolidated Financial Statements

1.	Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies

VPI Holdings Corp. and its subsidiaries (the “Company” or “VPI”), is a pharmaceutical company which develops, manufactures, distributes, markets, and sells prescription and over the counter generic drugs, in a variety of dosages and forms. The Company markets its products in the United States through distributors, retail, mass-merchandise chains, mail order companies and clinics.

On November 19, 2007, VPI Holdings Corp. was capitalized and purchased all the outstanding shares of stock of VersaPharm Inc. (“VersaPharm”) and Covenant Pharma, Inc. (“CPI”).

Basis of Consolidation

The consolidated financial statements of the Company include the accounts of its wholly-owned subsidiaries and have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). Intercompany transactions and balances are eliminated upon consolidation.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Significant estimates and judgments made by management in preparing these financial statements include revenue recognition and related reserves, allowances for doubtful accounts, stock-based compensation expense, impairment of long-lived assets and income taxes.

Although the Company regularly assesses these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from management’s estimates if these results differ from historical experience or other assumptions prove not to be substantially accurate, even if such assumptions are reasonable when made.

Cash and Cash Equivalents

The Company considers those investments that are highly liquid and readily convertible to cash with an original maturity of three months or less to be cash equivalents.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk principally consist of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalent balances with high-quality financial institutions and, consequently, such funds are subject to minimal credit risk.

VPI Holdings Corp.

Notes to Consolidated Financial Statements

The Company extends credit on an uncollateralized basis primarily to wholesale drug distributors and retail pharmacy chains throughout the U.S. The Company is required to estimate the level of accounts receivable which ultimately will not be paid. The Company calculates this estimate based on prior experience supplemented by a periodic customer specific review when needed. Historically, the Company has not experienced significant credit losses on its accounts and, therefore, has not established an allowance for doubtful accounts.

Three of the Company’s customers accounted for approximately 84% and 81% of accounts receivable at December 31, 2012 and 2011, respectively.

	% of Accounts Receivable
Customer	2012	2011
Customer 1	41%	36%
Customer 2	33%	32%
Customer 3	10%	13%
Total	84%	81%

Revenue from these customers was approximately 65% and 77% of gross revenue for the years ended December 31, 2012 and 2011, respectively.

	% of Total Revenues
Customer	2012	2011
Customer 1	32%	38%
Customer 2	23%	23%
Customer 3	10%	16%
Total	65%	77%

The Company derives a significant portion of its revenue from sales to large wholesale distributors on a limited number of products. Changes in economic conditions and unforeseen events could occur and reduce the demand for these products. The Company’s business success depends in part on its relationships with this limited number of large customers.

Inventories

Inventories consist of purchased pharmaceutical products and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method, and market is considered to be net realizable value. Inventories consist of finished product, and bulk product awaiting processing and packaging into finished product.

VPI Holdings Corp.

Notes to Consolidated Financial Statements

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets, ranging from two to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of their useful lives or the terms of the respective leases. Maintenance and repairs are expensed as incurred, and conversely, renewals and betterments are capitalized.

When events or changes in circumstances indicate that the carrying amount of property and equipment might not be recoverable, the expected future undiscounted cash flows from the assets are estimated and compared with the carrying amount of the assets. If the sum of the estimated undiscounted cash flows is less than the carrying amount of the assets, an impairment loss is recorded. The impairment loss is measured by comparing the fair value of the assets with their carrying amounts. Fair value is determined based on discounted cash flows or appraised values, as appropriate. We did not record any impairment losses related to our property and equipment during 2012 and 2011.

Intangible Assets

The Company’s intangible assets are primarily comprised of the intangible assets that were acquired in the acquisition of VersaPharm and CPI in 2007 and various product rights purchased subsequent to 2007. Specifically, the Company’s recognized intangible assets are for (i) customer relationships and (ii) product rights.

The intangible asset related to customer relationships is amortized for seven years over a method that reflects an appropriate allocation of the costs of these intangible assets to earnings in proportion to the amount of economic benefits obtained in each reporting period. The intangible asset related to product rights is amortized on a straight-line basis with estimated useful lives of seven years from the date each of the rights were acquired.

Intangible assets are tested for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when the carrying amount of the asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The impairment loss to be recorded would be the excess of the asset's carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis or other valuation technique. No impairment charges have been recorded to intangible assets to date through December 31, 2012.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired. Goodwill and intangible assets with indefinite lives are not amortized, but instead tested for impairment at least annually or whenever events or changes in circumstances indicate the carrying value may not be recoverable. The Company has no intangible assets with indefinite useful lives, other than goodwill. The Company considers the following to be important factors that could trigger an impairment review: significant underperformance relative to historical or projected future operating results; identification of other impaired assets within a reporting unit; significant adverse changes in business climate or regulations; significant changes in senior management; significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business; significant negative industry or economic trends.

VPI Holdings Corp.

Notes to Consolidated Financial Statements

Goodwill is assessed for impairment using a fair value approach at the reporting unit level. The goodwill impairment test is a two-step process, if necessary. The provisions for the accounting standard of goodwill provide an entity with the option to assess qualitative factors to determine whether the existence of events or circumstances leads to the determination that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount. This qualitative assessment is referred to as a “step zero” approach. If based on the qualitative factors, an entity determines it is not more-likely-than-not that the fair value of a reporting unit is less than its carrying value; the entity may skip the two-step impairment test required by  accounting guidance. If an entity determines otherwise or at the option of the entity, a step zero is not performed, step one of the two-step impairment test is required. Under step one, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the entity must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using the income approach. If the fair value of the reporting unit exceeds its carrying value, Step 2 does not need to be performed. Impairment shall be recognized to the extent that the carrying amount of goodwill exceeds its implied fair value.

In performing step one of the goodwill impairment test, the Company compares the carrying amount of the reporting unit to the estimated fair value. This analysis contains uncertainties because it requires the Company to make market participant assumptions and to apply judgment to estimate industry economic factors and the profitability and growth of future business strategies to determine estimated future cash flows and an appropriate discount rate. The Company measures the fair value of its reporting units using the income approach. The income approach uses cash flow projections. Inherent in the development of cash flow projections are assumptions and estimates derived from a review of operating results, approved business plans, expected growth rates, capital expenditures and cost of capital, similar to those a market participant would use to assess fair value. The Company also makes certain assumptions about future economic conditions and other data. Many of the factors used in assessing fair value are outside the control of management, and these assumptions and estimates may change in future periods. Changes in assumptions or estimates can materially affect the fair value measurement of a reporting unit, and therefore can affect the amount of the impairment. The following are key assumptions used in making cash flow projections:

▪
Business projections. The Company makes assumptions about the demand for products in the marketplace and pending regulatory approvals. These assumptions drive the planning assumptions for volume, mix, and pricing. The Company also makes assumptions about cost levels. These projections are derived using internal business plans that are updated at least annually and reviewed by the Board of Directors.

▪
Long-term growth rate. A growth rate is used to calculate the terminal value of the business and is added to the present value of the debt-free cash flows. The growth rate is the expected rate at which a business unit’s earnings stream is projected to grow beyond the planning period.

VPI Holdings Corp.

Notes to Consolidated Financial Statements

▪
Discount rate. When measuring possible impairment, future cash flows are discounted at a rate that is consistent with a weighted-average cost of capital that the Company anticipates a potential market participant would use. Weighted-average cost of capital is an estimate of the overall risk-adjusted after-tax rate of return required by equity and debt holders of a business enterprise.

▪
Economic projections. Assumptions regarding general economic conditions are included in and affect the assumptions regarding industry sales and pricing estimates. These macro-economic assumptions include, but are not limited to, industry sales volumes and interest rates.

For the 2012 annual goodwill impairment test performed as of December 31, 2012, the Company utilized the optional qualitative step zero assessment. Based on the Company’s review of the available qualitative factors, it was determined that it is not more-likely-than-not that the fair value of the Company’s reporting unit was less than its carrying value. Therefore, the step one test was not required and based on this assessment there is no indication of impairment as of December 31, 2012.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with generally accepted accounting principles. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that the laws are enacted.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) subsequently renamed ASC 740-10. ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements using a two-step process for evaluating tax positions taken, or expected to be taken, on a tax return. The Company may only recognize the tax benefit from an uncertain tax position if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. Uncertain tax positions require determinations and estimated liabilities to be made based on provisions of the tax law which may be subject to change or varying interpretation. If the Company’s determinations and estimates prove to be inaccurate, the resulting adjustments could be material to the Company’s future financial results.

VPI Holdings Corp.

Notes to Consolidated Financial Statements

Revenue Recognition

The Company recognizes revenues when it can determine that persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and it deems collection to be probable. In making these judgments, the Company evaluates these criteria as follows:

▪	Evidence of an arrangement. The Company considers a purchase order to be representative of persuasive evidence of an arrangement.

▪	Delivery has occurred. The Company considers delivery to have occurred when product shipment has occurred and delivery has been accepted by the customer.

▪	Fees are fixed or determinable. The Company considers the fee to be fixed or determinable once product returns, chargebacks, and other allowances can be reasonably estimated.

▪	Collection is deemed probable. Collection is deemed probable based upon the Company’s evaluation of the customer’s ability to pay.

Revenue Deductions and Product Returns

The Company gives certain discounts on pricing based on contractual price reductions with wholesalers, managed care providers, and certain other consumers. Provision for these estimated costs are recorded at the time of sale and are periodically adjusted to reflect actual experiences. In addition, the return policy allows customers to return products within a specified period before and after product expiration dates. In establishing the reserves, the Company considers the past experience of deductions and returns, inventory information from the wholesalers, contractual arrangements, and qualitative knowledge of the industry and trends.

Royalty Expense

The Company pays royalties on the sale of certain products and receives royalty income on two of its products. Royalty income is included in net sales in the accompanying consolidated statements of operations. Royalty expenses are estimated and accrued at the time of sale.

Cost of Goods Sold

Cost of goods sold is comprised of purchased product costs, freight, stability and similar testing costs.

Advertising and Marketing Costs

The Company charges the costs of advertising and marketing to expense as incurred. Advertising and marketing expenses were $2,444,899 and $1,348,582 for the years ended December 31, 2012 and 2011, respectively.

VPI Holdings Corp.

Notes to Consolidated Financial Statements

Share-Based Compensation

As of December 31, 2012, the Company had a share-based compensation plan, which is more fully described in Note 6 below.

The fair value of each option award was estimated on the date of grant using the Black-Scholes valuation model that uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. Expected volatility is based on the historical volatility of public companies in the Company’s peer group over the expected term of the options. The expected term of options granted to employees is derived using the “simplified method” which computes expected terms as the average of the sum of the vesting term plus the contract term. The risk-free interest rate is based on the U.S. Treasury yield rates in effect at the time of grant for the period of the expected term. The Company generally expenses the fair value of the option awards on a straight-line basis over the requisite service period.

2.	Property and Equipment, Net

The components of property and equipment at December 31, 2012 and 2011 are as follows:

	Estimated
	Useful Life
December 31,	(Years)	2012	2011
Furniture and fixtures	3-5	$278,102	$212,549
	Lesser of
	useful life or
Leasehold improvements	lease term	172,475	57,082
Computer equipment	3	870,060	679,605
Machinery and equipment	5-10	1,022,488	804,375
		2,343,125	1,753,611
Accumulated depreciation and amortization		(1,197,175)	(759,661)
Property and equipment, net		$1,145,950	$993,950

Depreciation and amortization expense for the years ended December 31, 2012 and 2011 were $437,514 and $338,292, respectively.

VPI Holdings Corp.

Notes to Consolidated Financial Statements

3.	Goodwill and Intangible Assets

Goodwill and intangible assets and accumulated amortization as of December 31, 2012 and 2011 consist of the following:

	Amortization
December 31,	Period	2012	2011
Goodwill		$41,304,522	$41,304,522
Amortizable intangible assets:
Customer relationships	7 years	18,500,000	18,500,000
Intangible product rights	7 years	20,910,988	9,889,258
		39,410,988	28,389,258
Accumulated amortization		(18,930,124)	(14,023,461)
Intangible Assets, net		$20,480,864	$14,365,797

Amortization expense related to intangible assets amounted to $4,906,663 and $3,518,982 for the years ended December 31, 2012 and 2011, respectively. The estimated life of the intangible assets is 7 years and the weighted average remaining life were 4.84 years and 3.07 years at December 31, 2012 and 2011, respectively.

Estimated annual amortization of intangible assets is as follows:

Year	Amount
2013	$5,621,847
2014	5,203,990
2015	2,278,990
2016	2,278,990
2017	2,278,990
Thereafter	2,818,057
$20,480,864

VPI Holdings Corp.

Notes to Consolidated Financial Statements

4.	Long-Term Debt

Long-term debt at December 31, 2012 and 2011 consists of the following:

December 31,	2012	2011
Credit Agreements term loan	$55,000,000	$17,400,000
Revolving credit facilities	-	-
	55,000,000	17,400,000
Less current maturities	(2,750,000)	(1,312,500)
	$52,250,000	$16,087,500

Following are the future maturities of long-term debt as of December 31, 2012:

Year	Amount
2013	$2,750,000
2014	4,125,000
2015	5,500,000
2016	5,500,000
2017	37,125,000
$55,000,000

Credit Agreement

On November 19, 2007, the Company entered into a credit agreement (“Original Credit Agreement”) with various lenders. The Original Credit Agreement, as amended through December 31, 2010, provided for a term loan in the amount of $25,000,000 and a revolving credit facility of $5,000,000. The term loan required a quarterly principal and interest payment with all remaining principal and interest initially due November 19, 2012. The term loan and revolving credit facility had an interest rate of either (1) the greater of the Federal Funds Rate plus 2.25% or the Prime Rate plus 1.75%, or (2) LIBOR plus 5.50% with a LIBOR floor of 2.00%. The Company had the ability to set the interest rate of certain periods of time as defined in the Original Credit Agreement. In addition, the revolving credit facility also had a commitment fee of 0.50% of the unused balance.

On July 3, 2011, the Company paid off the Original Credit Agreement and entered into a new credit agreement (the “Credit Agreement”). The Credit Agreement provided for a term loan in the amount of $18,000,000 and a revolving credit facility of $5,000,000. An additional $7,000,000 term loan could also be drawn by the Company in the future, in conjunction with the launch of a certain product. The term loan required a quarterly principal and monthly interest payment with all remaining principal and interest due on June 3, 2016. The term loan and revolving credit facility had an interest rate of Prime plus 4.5% with a 2.75% Prime Floor. The interest rate at December 31, 2011 was 7.75%. In addition, the revolving credit facility also had a commitment fee of 0.50% of the unused balance.

VPI Holdings Corp.

Notes to Consolidated Financial Statements

On December 17, 2012, the Company amended its Credit Agreement. The amended Credit Agreement provided a term loan of $55,000,000 and a revolving facility for $5,000,000 due on December 17, 2017. The term loan requires quarterly principal payments and monthly/quarterly interest payments with all remaining principal and interest due on December 17, 2017. The term loan and revolving credit facility bear an interest rate of LIBOR plus 5.5% with a LIBOR floor of 1.25%. The interest rate was 7.5% and there was $5,000,000 available on the revolving credit facility as of December 31, 2012.

During 2011, the Company entered into an interest rate cap agreement with a bank. This derivative instrument has been recorded at its estimated fair value as of December 31, 2012 and 2011 on the consolidated balance sheet and the change in estimated fair value is recorded as interest expense.

The Company had capitalized an aggregate of $622,817 in costs related to the Original Credit Agreement, which was being amortized using the effective interest method over the term of the Original Credit Agreement. On July 3, 2011, the Company repaid the Original Credit Agreement and expensed the remaining $252,168 related to the extinguishment of the debt and related write-off of these costs.

In 2012 and 2011, the Company capitalized $1,033,526 and $1,093,483 in costs related to the Credit Agreement for an aggregate of $2,127,009 which is being amortized using the effective interest method over the term of the Credit Agreement. During 2012 and 2011, $254,312 and $131,192, respectively, were expensed relating to the amortization of these costs.

The Credit Agreement contains, among other things, financial covenants related to maximum total debt to adjusted EBITDA ratio, a minimum fixed charge coverage ratio, and maximum capital expenditures. The Company was in compliance with these covenants at December 31, 2012 and 2011. The Credit Agreement is secured by substantially all of the assets of the Company.

Interest expense, including amortization of deferred loan costs of both the Original Credit Agreement and the Credit Agreement, for the years ended December 31, 2012 and 2011 were $2,319,254 and $1,792,740, respectively.

5.	Stockholders’ Equity

On November 19, 2007, VPI Holdings Corp. issued 100 shares of common stock and 422,900 shares of Series A Cumulative Convertible Preferred Stock at the price of $100 per share. The proceeds from the issuance of the common and preferred shares were used to purchase all the outstanding common shares of VersaPharm and CPI.

Common Stock

At December 31, 2012 and 2011, the Company has authorized 1,200,000 shares of common stock ($.01 par value), of which 34,876 shares were outstanding.

Series A Cumulative Convertible Preferred Stock

During 2007, the Company authorized 430,000 shares of Series A Cumulative Convertible Preferred Stock ($.01 par value) (“Preferred A Stock”), of which 422,900 shares were outstanding at December 31, 2012 and 2011. The Preferred A Stock shares are convertible into shares of the Company’s common stock on a one for one basis, subject to adjustment for future common stock changes. The Preferred A Stock shareholders are entitled to receive a dividend computed at 8% per annum, compounded annually, based on the Original Issue Price, as adjusted. As of  December 31, 2012,the Preferred A Stock shareholders are entitled to receive approximately $62,708,000 in the event of the liquidation of the Company.

VPI Holdings Corp.

Notes to Consolidated Financial Statements

Series B Cumulative Convertible Preferred Stock

During 2008, the Company authorized and issued 76,500 shares of Series B Cumulative Convertible Preferred Stock ($.01 par value) (“Preferred B Stock”), of which 76,500 shares were outstanding at December 31, 2012 and 2011. The Preferred B Stock shares are convertible into shares of the Company’s common stock on a one for one basis, subject to adjustment for future common stock changes. The Preferred B Stock shareholders are entitled to receive a dividend computed at 8% per annum, compounded annually, based on the Original Issue Price, as adjusted. As of December 31, 2012, the Preferred B Stock shareholders are entitled to receive approximately $10,490,000 in the event of the liquidation of the Company.

Series C Cumulative Convertible Preferred Stock

During 2009, the Company authorized and issued 25,000 shares of Series C Cumulative Convertible Preferred Stock ($.01 par value) (“Preferred C Stock”), of which 25,000 shares were outstanding at December 31, 2009. The Preferred C Stock shares are convertible into shares of the Company’s common stock on a one for one basis, subject to adjustment for future common stock changes. The Preferred C Shareholders are entitled to receive a dividend computed at 8% per annum, compounded annually, based on the Original Issue Price, as adjusted. As of December 31, 2012, the Preferred C Stock shareholders are entitled to receive approximately $3,401,000 in the event of the liquidation of the Company.

6.	Stock-based Compensation

The Company’s 2007 Amended and Restated Stock Option and Restricted Stock Plan (the “Plan”) provides for the grant of nonqualified stock options and stock awards to eligible employees, and directors of the Company. Options granted under the Plan are exercisable for a period determined by the Company, but in no event longer than ten years from the date of the grant. Options generally vest twenty-five percent on the first anniversary of the option grant date and then ratably over the next three years. The fair value of the options is expensed on a straight-line basis over the requisite service period.

Stock based compensation during the years ended December 31, 2012 and 2011 totaled $12,812 and $29,798, respectively. For the years ended December 31, 2012 and 2011, $40 and $1,023 relates to stock options and $12,772 and $28,775 relates to restricted stock. Stock based compensation expense is recorded in selling, general and administrative expenses, in the accompanying consolidated statements of operations.

VPI Holdings Corp.

Notes to Consolidated Financial Statements

The following is a summary of the Company’s stock options as of December 31, 2012 and the stock option activity from January 1, 2011 through December 31, 2012:

		Weighted
		Average
		Exercise
	Number of	Price
	Options	Per Share
Outstanding at January 1, 2011	34,776	$73.18
Granted	-	-
Exercised	-	-
Cancelled	-	-
Outstanding at December 31, 2011	34,776	$73.18
Granted	-	-
Exercised	-	-
Cancelled	-	-
Outstanding at December 31, 2012	34,776	$73.18
Remaining contractual life in years 5.15
Exercisable at end of period	34,776	$73.18

Of the stock options outstanding as of December 31, 2012, all options were held by employees. There is no stock-based compensation expense remaining to be recognized in future periods.

As of December 31, 2012, all previously issued shares of restricted stock were fully vested. There were 1,800 shares of restricted stock issued in 2011 and no shares issued in 2012. There were no shares forfeited in the years ended December 31, 2012 and 2011. There is no stock-based compensation expense remaining to be recognized in future periods.

7.	Retirement Plan

The Company operates a qualified defined contribution 401(k) plan, which provides benefits to substantially all employees. Any annual contribution to the plan above the mandatory “Safe Harbor” amount is at the discretion of the Officers of the Company. The Company contributed $80,515 and $29,650 during the years ended December 31, 2012 and 2011, respectively.

8.	Commitments and Contingencies

The Company is obligated under the terms of operating lease arrangements for its offices, warehouse, and research and development facility. Rent expense was $438,179 and $420,933 for the years ended December 31, 2012 and 2011, respectively.

VPI Holdings Corp.

Notes to Consolidated Financial Statements

The total minimum future commitments under the operating leases for years succeeding December 31, 2012 are as follows:

Year	Amount
2013	$223,023
2014	140,099
2015	23,350
$386,472

9.	Income Taxes

The initial purchase transaction of VersaPharm and CPI met certain attributes of the Internal Revenue Code such that a portion of the purchase price can be amortized and deducted for income tax purposes (the “Goodwill Amortization”). This Goodwill Amortization (tax amortization) is approximately $2,754,000 per year for the first 15 years following acquisition.

The provision for income taxes for the years ended December 31, 2012 and 2011 consists of the following:

	2012	2011
Current Tax Expense
Federal	$(50,739)	$72,525
State	19,748	10,814
Total current tax expense (benefit)	(30,991)	83,339
Deferred Tax Expense
Federal	905,647	76,129
State	29,899	685
Total deferred tax expense	935,546	76,814
Total income tax expense (benefit)	$904,555	$160,153

VPI Holdings Corp.

Notes to Consolidated Financial Statements

A reconciliation of income tax benefit at the statutory federal income tax rate and income taxes as reflected in the financial statements for the years ended December 31, 2012 and 2011 are as follows:

	2012	2011
Federal income tax expense at statutory federal rate	$851,605	$99,603
State income tax expense, net of federal taxes	42,932	7,822
Other	10,018	52,728
Total	$904,555	$160,153

Deferred tax assets (liabilities) at December 31, 2012 and 2011 consist of the following:

	2012	2011
Deferred Income Tax Assets
Net operating loss carryforward	$588,840	$563,912
Reserves and accruals	3,275,673	1,184,483
Charitable contributions	520,468	514,295
Other	232,330	99,420
Intangible assets	301,737	2,309,775
Total gross deferred tax assets	4,919,048	4,671,885
Deferred Tax Liabilities
Tax deductible goodwill	(3,950,447)	(2,918,788)
Prepaids	(113,513)	(15,884)
Property and equipment	(251,968)	(198,547)
Total gross deferred tax liabilities	(4,315,928)	(3,133,219)
Net deferred tax assets	$603,120	$1,538,666

As of December 31, 2012, the Company had federal and state net operating loss carryforwards of approximately $1,635,000 to offset future federal and state taxable income, which expire at various times through 2031. The Company files income tax returns in the U.S. federal tax jurisdiction and various state jurisdictions. The tax years from 2007 forward remain open for federal and state tax jurisdiction examinations. The Company is currently not under examination by any tax jurisdictions for any tax years.

On January 1, 2009, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) (included in ASC Topic 740-10), and applied FIN 48 to all open tax positions upon initial adoption. The Company had recorded no liability for unrecognized tax benefits at December 31, 2012 and 2011. The Company’s policy is to classify interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2012 and 2011, the Company had no accrued interest and penalties related to unrecognized tax benefits.

VPI Holdings Corp.

Notes to Consolidated Financial Statements

10.	Related Parties

Tailwind Capital Partners, L.P. (“Tailwind”) owns a significant portion of the Company’s Preferred A, Preferred B and Preferred C shares. Tailwind provides management services to the Company in return for an annual management fee. For the years ended December 31, 2012 and 2011, the Company incurred charges in the amount of $500,000 per year in connection with the contracted management services. This amount is included in selling, general and administrative expenses in the accompanying consolidated statement of operations. At December 31, 2012, $1,750,000 of these fees are payable to Tailwind and are included in accrued expenses in the accompanying consolidated balance sheets.

A member of the Company’s management owns the building that is leased by the Company on a month-to-month basis for their research and development facility. For the years ended December 31, 2012 and 2011, the Company incurred rent expense in the amount of $118,036 and $106,191, respectively, in connection with the lease agreement.

11.	Subsequent Events

During 2013, the Company received approximately $1,399,000 from a company that began selling another generic version of one of the Company’s products as payment for the pro-rata costs incurred by the Company for the FDA mandated educational website and program.

Management evaluates events occurring subsequent to the date of the financial statements in determining the accounting for and disclosure of transactions and events that affect the financial statements. Subsequent events have been evaluated through April 26, 2013, which is the date the consolidated financial statements were available to be issued.